Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:           Kathleen Campbell
Senior Vice President
15 South Main Street
Mansfield, PA 16933
570-662-0422
570-662-8512

April 17, 2008

CITIZNES FINANCIAL SERVICES, INC. HOLDS ANNUAL MEETING

Mansfield, Pennsylvania – Citizens Financial Services, Inc. held its annual meeting on April 15, 2008 at the Tioga County Fairgrounds Main Building, 2258 Charleston Road, Wellsboro, Pennsylvania.

At the annual meeting, four Class 1 directors were elected to serve for three year terms and until their successors are elected and qualified.  They were Carol J. Tama, R. Lowell Coolidge, Randall E. Black and Rinaldo A. DePaola.  These four Class 1 directors will serve until the April 2011 annual meeting.

The following corporate directors retained their positions but were not standing for election this year:  Mark L. Dalton, Rudolph J. van der Hiel, E. Gene Kosa, R. Joseph Landy, Roger C. Graham, Jr. and Robert W. Chappell.

In addition, the shareholders voted to ratify the appointment of S.R. Snodgrass, A.C., Certified Public Accountants, as independent auditor for the company for the fiscal year ending December 31, 2008.

Chairman R. Lowell Coolidge conducted the meeting.

Chairman Coolidge called upon Randall E. Black, Chief Executive Officer and President of Citizens Financial Services, Inc. and First Citizens National Bank, to address the shareholders.  Mr. Black welcomed those present to the meeting.

Mr. Black introduced a 27 minute video which highlighted the successes of Citizens Financial Services, Inc. / First Citizens National Bank since its beginning in 1932.

Following the video, Mr. Black presented our 2007 record financial performance.  Financial highlights included a five year history on earnings per share, efficiency ratio (for First Citizens National Bank), return on equity, and a five year comparison to national peer on return on equity, and return on assets basis.  The consolidated financial highlights included:  assets, deposits, loans, total stockholders’ equity, net income, trust assets under management, earnings per share, cash dividends, book value per share, return on equity, return on assets, and efficiency ratio for the years ended 2007 and 2006.  Additionally, Mr. Black detailed earnings per share, return on equity and net income comparisons of Citizens Financial Services, Inc. to four local peer holding companies.  Our performance was strong compared to those local peers.

In concluding his remarks Mr. Black thanked the shareholders for their loyalty and support, and he has great confidence that Citizens Financial Services, Inc. / First Citizens National Bank can remain successful.